Exhibit 99.1

IDT Corporation Reports Third Quarter Fiscal 2012 Results

Year-over-Year Revenue Increase for Ninth Consecutive Quarter

NEWARK, NJ — June 7, 2012:  IDT Corporation (NYSE: IDT) reported Diluted EPS of $0.14 and non-GAAP diluted EPS of $0.44 for its third quarter of fiscal 2012, the three months ended April 30, 2012.

Howard Jonas, IDT’s Chairman and CEO, said, “Our Telecom retail and wholesale businesses performed well with strong top line growth, consistent gross profits and increased Adjusted EBITDA.”

3Q12 HIGHLIGHTS

•	Revenue increased 11.6% to $379.7 million from $340.2 million in 3Q11

•	Gross profit increased 4.0% to $59.9 million from $57.6 million in 3Q11

•	Adjusted EBITDA increased to $7.5 million from $5.6 million in the year ago quarter

•
Income from operations increased to $2.2 million from $0.3 million in 3Q11. 3Q12 results included significant non-routine items: a charge of $6.5 million to accrue for four legal matters partially offset by a gain of $5.3 million from the sale of wireless spectrum licenses. Absent these items, income from operations would have been $3.3 million

•	Net income attributable to IDT was $3.0 million, compared to $7.0 million in the year ago quarter

•	Non-GAAP net income of $9.8 million, compared to $12.0 million in the year ago quarter

•	Diluted EPS of $0.14 compared to $0.31 in 3Q11

•	Non-GAAP diluted EPS of $0.44 compared to $0.53 in 3Q11

•	Net cash provided by operating activities of $24.4 million compared to $12.0 million in the year ago quarter

NOTES:

•
Adjusted EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, severance and other charges, and other operating gains (losses).  It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.  See explanation and reconciliations provided below.

•
Non-GAAP net income for all periods presented is a non-GAAP measure representing net income exclusive of depreciation and amortization, severance and other charges, other operating gains (losses), stock-based compensation, and income from discontinued operations.

•	Non-GAAP EPS for all periods presented is a non-GAAP measure representing non-GAAP net income divided by basic or diluted weighted-average shares.

•
IDT’s operating results for the nine months ended April 30, 2012 and all prior periods presented have been adjusted to reflect the spin-off of Genie Energy in October 2011.  Genie Energy is accounted for as a discontinued operation for all periods presented.

3Q12 OPERATING RESULTS BY SEGMENT

TPS

Telecom Platform Services (TPS) accounted for 98.0% of IDT’s revenue in 3Q12.  TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ minutes of use increased 18.3% year over year, and 5.4% sequentially, to 7.8 billion.

TPS’ revenue was $372.1 million – an increase of 12.3% year over year and 4.1% sequentially:

•
Retail Communications revenue of $139.5 million (37.5% of TPS’ revenue in 3Q12) grew 18.0% year over year and 4.8% sequentially.  Increases in sales of pin-less calling services on the Boss Revolution platform more than offset declines in sales of traditional IDT-branded disposable calling cards.

•	Wholesale Termination Services revenue of $179.5 million (48.2% of TPS’ revenue in 3Q12) grew 10.6% year over year and 3.3% sequentially.

•
Payment Services revenue of $39.1 million (10.5% of TPS’ revenue in 3Q12) grew 22.0% year over year and 7.4% sequentially.  The increase primarily reflects continued growth of International Mobile Top-Up (IMTU) sales.

•
Hosted Platform Solutions revenue of $14.0 million (3.8% of TPS’ revenue in 3Q12) declined 26.1% year over year and 2.2% sequentially. The majority of Hosted Platform Solutions revenue is generated by IDT’s cable telephony business which is in harvest mode.  As such, Hosted Platform Solutions’ revenue is expected to continue to decline over the next several quarters.

TPS’ gross margin was 14.7% of revenue.  Gross margin percentage declined 110 basis points year over year and 40 basis points sequentially.  The margin declines primarily reflect the growth in the high volume but lower margin Wholesale Termination Services category, and, within Retail Communications, the continued shift in product mix from traditional higher margin prepaid cards to lower margin sales over the Boss Revolution platform.

TPS’ gross profits increased 4.9% year over year and 1.6% sequentially to $54.9 million, the highest level since the fourth quarter of fiscal 2009.

TPS’ SG&A expense was $45.0 million, a 4.3% increase year over year but a 1.4% decrease sequentially. SG&A as a percentage of TPS’ revenue declined to 12.1% compared to 13.0% in the year ago quarter and 12.8% in the prior quarter.  The rapid growth of both sales over the Boss Revolution platform and of Wholesale Termination Services has allowed IDT to better leverage its fixed cost infrastructure.

TPS’ Adjusted EBITDA was $9.9 million, a 7.6% increase compared to 3Q11 and an 18.0% increase compared to 2Q12.

TPS’ depreciation and amortization expense continue to decrease, reflecting the deployment of technologies with a lower rate of CAPEX required to upgrade and maintain its network.  In 3Q12, depreciation and amortization expense was $3.5 million, a 17.5% decrease from the year ago period and a 2.0% decrease sequentially.

During 3Q12, TPS recorded a non-routine charge of $6.5 million to accrue for four legal matters.

TPS’ loss from operations was $0.1 million compared to income from operations of $4.9 million in 3Q11 and $6.5 million in the sequential quarter.  Absent the charge related to four legal matters previously mentioned, TPS’ income from operations in 3Q12 would have been $6.3 million.

CPS

Consumer Phone Services (CPS) includes sales of both bundled (unlimited local and long distance) services as well as long distance-only services.  CPS has been in “harvest mode” since fiscal 2006 - maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ revenue decreased to $4.6 million from $6.3 million in the year ago quarter and $5.0 million in the prior quarter.  Income from operations decreased to $1.0 million from $1.5 million in the year ago quarter, and decreased slightly compared to the prior quarter.  The declines in revenue and income from operations were in line with management expectations.

ALL OTHER

All Other includes: Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery; Zedge, a distribution platform including an Android app that allows users to share and obtain content to personalize mobile phones and tablets; IDT Spectrum, which holds, leases and sells fixed wireless spectrum; ICTI, which holds intellectual property previously held by IDT’s Net2Phone subsidiary; and IDT’s real estate holdings.

All Other’s revenue increased 24.2% year over year and 5.0% sequentially to $3.0 million, primarily reflecting revenue growth at Fabrix.  All Other reported income from operations of $4.3 million as a result of the $5.3 million gain generated by IDT Spectrum on the sale of eight wireless spectrum licenses. Absent this gain, All Other’s loss from operations in 3Q12 would have been $1.0 million.  In the year ago quarter, All Other’s loss from operations was $1.7 million.

FABRIX:  Fabrix’s revenue increased to $1.3 million from $0.9 million in the year ago quarter. Fabrix’s revenue is generally recognized over three years from the date on which delivered orders are accepted by the customer.

ZEDGE: Zedge (www.zedge.net) continues to experience strong growth in global downloads of its Android apps. In 3Q12, Zedge launched its game and live wallpaper channels.  These channels utilize Zedge’s proprietary machine learning-based recommendation engine to provide users with a customized selection of games and wallpapers based on their individual preferences.  Zedge generated revenue of $0.9 million in 3Q12 compared to $0.8 million in 3Q11.

IDT SPECTRUM:  During 3Q12, IDT Spectrum closed on its previously announced agreement to sell eight spectrum licenses covering certain metropolitan areas from its nationwide portfolio. This initial sale represents a step in IDT’s longer term effort to monetize its spectrum assets.

BALANCE SHEET AND CASH FLOW

As of April 30, 2012, IDT had $156.5 million of cash and cash equivalents, and an additional $17.1 million of short-term and long-term restricted cash and cash equivalents, of which $5.2 million represents customer deposits held by IDT’s wholly-owned bank in Gibraltar. Notes payable (both long and short term), consisting of mortgage loans against IDT-owned real estate, totaled $30.2 million.

Net cash provided by operating activities was $24.4 million in 3Q12, compared to $12.0 million in 3Q11 and $19.9 million in 2Q12.  In 3Q12, IDT received $7.0 million from sales by Fabrix of video storage software licenses and maintenance agreements. Also in 3Q12, IDT received $6.8 million from the sale of spectrum licenses, which is included in net cash provided by investing activities in the statement of cash flows.

IDT’s Board of Directors declared an ordinary cash dividend of $0.15 for 3Q12.  The Board anticipates continuing to pay quarterly dividends commensurate with the Company’s financial results, strategic goals and available resources.

The dividend will be paid on or about June 26, 2012 to stockholders of record of IDT’s Class A and Class B common stock as of the close of business on June 18, 2012.  The ex-dividend date is June 14, 2012.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

▪
IDT will host a conference call at 6:00 PM EDT today, June 7th, to discuss financial and operational results, business outlook and strategy.  Management’s presentation will be followed by a live question and answer session with investors.

▪	To participate in the Q&A session, dial toll-free 1-877-317-6789 (from U.S.) or 1-412-317-6789 (international) and request the IDT Corporation call.

▪
A listen-only webcast will be available at http://services.choruscall.com/links/idt120607.html  The webcast will remain available in the ‘Investor Relations’ section of the IDT Corporation website (www.idt.net/about/ir) for one year after the call.   An audio replay will also be available one hour after the call concludes through June 18, 2012 by dialing 1-877-344-7529 (conference code 10014352).

▪
Copies of this release - which includes a reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and financial services.  IDT Telecom’s retail products allow people to communicate and share financial resources around the world while its carrier services business is a global leader in wholesale voice termination.  For more information, visit www.idt.net.

In this press release, all statements that are not purely about historical facts, including, but not limited to, payment of dividends and those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our telecommunication businesses; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our services; the  financial stability of our major customers; our ability to remain profitable and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 30, 2012	July 31, 2011
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$156,470	$220,426
Restricted cash and cash equivalents	6,621	4,128
Certificates of deposit	—	3,542
Trade accounts receivable, net of allowance for doubtful accounts of $13,493 at April 30, 2012 and $15,375 at July 31, 2011	73,427	100,146
Prepaid expenses	16,679	21,920
Investments—short-term	90	198
Deferred income tax assets, net—current portion	612	—
Other current assets	18,270	13,720
Assets of discontinued operations	—	63,140

Total current assets	272,169	427,220
Property, plant and equipment, net	85,629	90,471
Goodwill	14,923	15,012
Other intangibles, net	2,092	2,661
Investments—long-term	7,221	8,721
Restricted cash and cash equivalents—long-term	10,466	12,241
Other assets	8,829	11,840

Total assets	$401,329	$568,166

Liabilities and equity
Current liabilities:
Trade accounts payable	$41,150	$42,269
Accrued expenses	164,995	166,617
Deferred revenue	80,296	78,852
Income taxes payable	1,850	2,257
Capital lease obligations—current portion	—	1,701
Notes payable—current portion	518	611
Other current liabilities	3,313	3,287
Liabilities of discontinued operations	—	25,826

Total current liabilities	292,122	321,420
Notes payable—long-term portion	29,708	29,564
Deferred income tax liabilities, net—long-term portion	654	—
Income taxes payable—long-term portion	—	3,781
Other liabilities	7,417	9,611

Total liabilities	329,901	364,376
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at April 30, 2012 and July 31, 2011	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 23,690 and 23,586 shares issued and 21,190 and 21,109 shares outstanding at April 30, 2012 and July 31, 2011, respectively	237	236
Additional paid-in capital	394,260	520,732
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,500 and 2,477 shares of Class B common stock at April 30, 2012 and July 31, 2011, respectively	(95,151)	(94,941)
Accumulated other comprehensive income	1,677	3,027
Accumulated deficit	(230,272)	(219,992)

Total IDT Corporation stockholders’ equity	70,784	209,095
Noncontrolling interests:
Noncontrolling interests	644	(4,305)
Receivable for issuance of equity	—	(1,000)

Total noncontrolling interests	644	(5,305)

Total equity	71,428	203,790

Total liabilities and equity	$401,329	$568,166

IDT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2012	2011	2012	2011
	(in thousands, except per share data)
Revenues	$379,719	$340,188	$1,121,945	$990,822
Direct cost of revenues (exclusive of depreciation and amortization)	(319,811)	(282,598)	(945,528)	(817,736)

Gross profit	59,908	57,590	176,417	173,086
Operating expenses:
Selling, general and administrative (i)	51,254	51,068	154,589	150,558
Depreciation and amortization	4,163	5,239	12,836	16,422
Research and development	1,191	964	3,320	1,966
Severance and other charges	—	—	—	1,053

Total operating expenses	56,608	57,271	170,745	169,999
Other operating (losses) gains, net	(1,138)	—	(10,540)	7,389

Income (loss) from operations	2,162	319	(4,868)	10,476
Interest expense, net	(434)	(895)	(2,262)	(3,114)
Other (expense) income, net	(564)	233	(804)	5,147

Income (loss) from continuing operations before income taxes	1,164	(343)	(7,934)	12,509
Benefit from income taxes	2,285	5,501	6,224	10,145

Income (loss) from continuing operations	3,449	5,158	(1,710)	22,654
Discontinued operations, net of tax:
Income from discontinued operations	—	664	1,015	2,197
Income on sale of discontinued operations	—	—	2,000	—

Total discontinued operations	—	664	3,015	2,197

Net income	3,449	5,822	1,305	24,851
Net (income) loss attributable to noncontrolling interests	(460)	1,179	14	1,734

Net income attributable to IDT Corporation	$2,989	$7,001	$1,319	$26,585

Amounts attributable to IDT Corporation common stockholders:
Income (loss) from continuing operations	$2,989	$5,090	$(2,591)	$22,078
Income from discontinued operations	—	1,911	3,910	4,507

Net income	$2,989	$7,001	$1,319	$26,585

Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income (loss) from continuing operations	$0.14	$0.25	$(0.13)	$1.07
Income from discontinued operations	—	0.09	0.19	0.22

Net income	$0.14	$0.34	$0.06	$1.29

Weighted-average number of shares used in calculation of basic earnings per share	21,041	20,627	20,633	20,578

Diluted:
Income (loss) from continuing operations	$0.14	$0.23	$(0.13)	$0.98
Income from discontinued operations	—	0.08	0.19	0.20

Net income	$0.14	$0.31	$0.06	$1.18

Weighted-average number of shares used in calculation of diluted earnings per share	22,084	22,585	20,633	22,474

Dividends declared per common share	$0.15	$—	$0.51	$0.44

(i) Stock-based compensation included in selling, general and administrative expenses	$1,007	$1,641	$2,623	$3,317

IDT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended April 30,
	2012	2011
	(in thousands)
Operating activities
Net income	$1,305	$24,851
Adjustments to reconcile net income to net cash provided by operating activities:
Net income from discontinued operations	(3,015)	(2,197)
Depreciation and amortization	12,836	16,422
Severance and other payments	—	(1,387)
Deferred income taxes	(997)	204
Provision for doubtful accounts receivable	1,322	3,039
Gain on sale of wireless spectrum	(5,330)	—
Gain on settlement of auction rate securities arbitration claim	—	(5,379)
Gain on proceeds from insurance	—	(2,637)
Interest in the equity of investments	(1,029)	295
Stock-based compensation	2,623	3,317
Change in assets and liabilities:
Trade accounts receivable	15,605	(30,352)
Prepaid expenses, other current assets and other assets	2,910	(3,640)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	6,837	29,328
Income taxes payable	(4,188)	(523)
Deferred revenue	2,089	10,932

Net cash provided by operating activities	30,968	42,273
Investing activities
Capital expenditures	(7,428)	(9,139)
Increase in investments	—	(50)
Proceeds from sale and redemption of investments	3,165	1,688
(Increase) decrease in restricted cash and cash equivalents	(718)	4,515
Proceeds from sale of wireless spectrum	6,800	—
Proceeds from sale of building	—	100
Proceeds from insurance	—	3,524
Proceeds from marketable securities	—	5,731
Purchases of certificates of deposit	—	(5,503)
Proceeds from maturities of certificates of deposit	3,540	2,167

Net cash provided by investing activities	5,359	3,033
Financing activities
Dividends paid	(11,599)	(9,961)
Cash of subsidiaries deconsolidated as a result of the Genie spin-off	(104,243)	—
Distributions to noncontrolling interests	(1,180)	(1,625)
Proceeds from sale of stock of subsidiary	133	—
Proceeds from exercise of stock options	—	1,654
Repayments of capital lease obligations	(1,781)	(3,729)
Repayments of borrowings	(273)	(469)
Repurchases of Class B common stock from employees	(210)	—

Net cash used in financing activities	(119,153)	(14,130)
Discontinued operations
Net cash (used in) provided by operating activities	(889)	8,177
Net cash used in investing activities	(2,048)	(3,647)
Net cash provided by financing activities	—	10,000

Net cash (used in) provided by discontinued operations	(2,937)	14,530
Effect of exchange rate changes on cash and cash equivalents	(2,068)	1,796

Net (decrease) increase in cash and cash equivalents	(87,831)	47,502
Cash and cash equivalents (including discontinued operations) at beginning of period	244,301	221,753

Cash and cash equivalents (including discontinued operations) at end of period	156,470	269,255
Less cash and cash equivalents of discontinued operations at end of period	—	(39,485)

Cash and cash equivalents (excluding discontinued operations) at end of period	$156,470	$229,770

Supplemental schedule of non-cash financing activities
Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the Genie spin-off	$18,803	$—

Reconciliation of Non-GAAP Financial Measures for the Third Quarter Fiscal 2012

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the third quarter fiscal 2012 Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and amortization, severance and other charges and other operating losses, and subtract other operating gains. IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, severance and other charges, other operating losses, and stock-based compensation, and subtracts other operating gains and income from discontinued operations.  IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the basic and diluted weighted-average shares. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2012 and fiscal 2011 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths, of a business unit or the Company as a whole, in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and intends to incur capital expenditures at the reduced levels going forward. Since IDT’s telecommunications network is less costly than in the past, IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Severance and other charges are also excluded in the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Severance and other charges are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. In addition, severance and other charges have substantially decreased and are expected to remain at the reduced levels for the foreseeable future. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gains (losses), which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Although the Company has gains from the termination of agreements, insurance claims and settlements of claims from time-to-time and has a number of matters under litigation, such gains or losses do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Income from discontinued operations is also excluded from the calculation of non-GAAP net income and non-GAAP EPS because discontinued operations are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. Although there may be discontinued operations in the future, the income or loss from discontinued operations does not reflect the performance of IDT’s core and continuing operations.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations Figures may not foot or cross-foot due to rounding to millions.

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended April 30, 2012 (3Q12)
Revenue	$379.7	$372.1	$4.6	$3.0	$-
Direct cost of revenue	319.8	317.3	2.0	0.5	-
Gross profit	59.9	54.9	2.5	2.5	-
Selling, general and administrative	51.3	45.0	1.6	1.8	3.0
Research and development	1.2	-	-	1.2	-
Adjusted EBITDA	7.5	9.9	1.0	(0.4)	(3.0)
Subtract (Add):
Depreciation and amortization	4.2	3.5	-	0.6	0.1
Other operating losses (gains), net	1.1	6.5	-	(5.3)	-
Income (loss) from operations	$2.2	$(0.1)	$1.0	$4.3	$(3.0)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2012 (2Q12)
Revenue	$365.4	$357.6	$5.0	$2.9	$-
Direct cost of revenue	306.4	303.6	2.2	0.5	-
Gross profit	59.1	54.0	2.7	2.4	-
Selling, general and administrative	51.6	45.6	1.7	1.0	3.2
Research and development	1.1	-	-	1.1	-
Adjusted EBITDA	6.4	8.4	1.0	0.3	(3.2)
Subtract (Add):
Depreciation and amortization	4.2	3.6	-	0.5	0.1
Other operating gains	(1.9)	(1.8)	-	-	(0.1)
Income (loss) from operations	$4.0	$6.5	$1.0	$(0.3)	$(3.2)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended April 30, 2011 (3Q11)
Revenue	$340.2	$331.5	$6.3	$2.4	$-
Direct cost of revenue	282.6	279.2	3.0	0.4	-
Gross profit	57.6	52.3	3.3	2.0	-
Selling, general and administrative	51.1	43.1	1.8	2.0	4.3
Research and development	1.0	-	-	1.0	-
Adjusted EBITDA	5.6	9.2	1.5	(0.9)	(4.3)
Subtract:
Depreciation and amortization	5.2	4.3	-	0.8	0.1
Income (loss) from operations	$0.3	$4.9	$1.5	$(1.7)	$(4.4)

IDT Corporation Reconciliation of Adjusted EBITDA to (Loss) Income from Operations Figures may not foot or cross-foot due to rounding to millions.

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Nine Months Ended April 30, 2012
Revenue	$1,121.9	$1,098.8	$14.9	$8.2	$-
Direct cost of revenue	945.5	937.3	6.7	1.5	-
Gross profit	176.4	161.5	8.2	6.7	-
Selling, general and administrative	154.6	135.5	5.0	3.9	10.1
Research and development	3.3	-	-	3.3	-
Adjusted EBITDA	18.5	26.0	3.2	(0.5)	(10.1)
Subtract (Add):
Depreciation and amortization	12.8	11.0	-	1.6	0.2
Other operating losses (gains), net	10.5	16.0	-	(5.3)	(0.1)
Income (loss) from operations	$(4.9)	$(1.0)	$3.2	$3.2	$(10.3)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Nine Months Ended April 30, 2011
Revenue	$990.8	$963.5	$20.6	$6.7	$-
Direct cost of revenue	817.7	807.1	9.5	1.1	-
Gross profit	173.1	156.4	11.1	5.6	-
Selling, general and administrative	150.6	126.5	5.5	6.4	12.1
Research and development	2.0	-	-	2.0	-
Adjusted EBITDA	20.6	29.8	5.6	(2.8)	(12.1)
Subtract (Add):
Depreciation and amortization	16.4	13.8	-	2.1	0.5
Severance and other charges	1.1	0.9	-	-	0.1
Other operating (gains) loss, net	(7.4)	(4.6)	-	(3.3)	0.5
Income (loss) from operations	$10.5	$19.8	$5.6	$(1.6)	$(13.3)

IDT Corporation Reconciliations of Net Income to Non-GAAP Net Income and Earnings Per Share to Non-GAAP EPS Figures may not foot due to rounding to millions.

in millions, except per share data	3Q12	2Q12	3Q11	Nine Months Ended April 30, 2012	Nine Months Ended April 30, 2011

Net income	$3.4	$2.9	$5.8	$1.3	$24.9
Adjustments (add) subtract:
Stock-based compensation	(1.0)	(0.9)	(1.6)	(2.6)	(3.3)
Depreciation and amortization	(4.2)	(4.2)	(5.2)	(12.8)	(16.4)
Severance and other charges	-	-	-	-	(1.1)
Other operating (losses) gains, net	(1.1)	1.9	-	(10.5)	7.4
Income from discontinued operations	-	-	0.7	3.0	2.2
Total adjustments	(6.3)	(3.3)	(6.2)	(23.0)	(11.2)
Non-GAAP net income	$9.8	$6.2	$12.0	$24.3	$36.1

Earnings per share:
Basic	$0.14	$0.13	$0.34	$0.06	$1.29
Total adjustments	0.32	0.17	0.24	1.12	0.46
Non-GAAP EPS - basic	$0.46	$0.30	$0.58	$1.18	$1.75

Weighted-average number of shares used in calculation of basic earnings per share	21.0	20.5	20.6	20.6	20.6

Diluted	$0.14	$0.12	$0.31	$0.06 *	$1.18
Total adjustments	0.30	0.17	0.22	1.04	0.42
Non-GAAP EPS - diluted	$0.44	$0.29	$0.53	$1.10	$1.60

Weighted-average number of shares used in calculation of diluted earnings per share	22.1	21.8	22.6	22.0	22.5

* For the nine months ended April 30, 2012, the diluted earnings per share equals basic earnings per share because IDT had a loss from continuing operations and the effect of the dilutive securities would have been anti-dilutive.